                                                                    EXHIBIT 23.4


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8, 333-#) of Quaker State Corporation pertaining to the Quaker State Corporation 1994 Stock Incentive Plan and to the incorporation by reference therein of our reports dated March 22, 1996 and March 24, 1995, with respect to the Combined Financial Statements of Medo Industries, Inc., Medo Manufacturing Corp. and Medo Industries Canada, Ltd. for each of the three years in the period ended December 31, 1995, included in the Current Report (Form 8-K, File No. 1-2677) of Quaker State Corporation dated October 11, 1996, filed with the Securities and Exchange Commission.

                              ERNST & YOUNG LLP



                              /s/ Ernst & Young LLP


White Plains, New York
August 7, 1997